Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE DISTRIBUTION

Contact:	Brad Pedersen
CEO, President, and Director
Phone: 973-602-1001

BREEZE-EASTERN REPORTS FISCAL 2014 FIRST QUARTER RESULTS

Whippany, New Jersey – July 31, 2013 – Breeze-Eastern Corporation (NYSE MKT: BZC) today reported its fiscal 2014 first quarter financial results.

•	Net sales: $19.6 million versus $14.4 million for fiscal 2013 first quarter.

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“No Further Remediation” letter received for one site reduced our environmental obligation, producing a $1.2 million benefit that lowered selling, general, & administrative expenses and increased net income and Adjusted EBITDA (as described under “Non-GAAP Financial Measures” in this press release).

•

Net income/(loss): net income of $1.4 million, or $0.14 per diluted share, versus a net loss of $(0.8) million, or $(0.09) per diluted share, for the same period last year. Excluding the non-recurring benefit of the environmental reserve reduction, net income would have been $0.6 million, or $0.07 per diluted share.

•

Adjusted EBITDA: positive $2.6 million, versus a negative $(0.9) million in the first three months of fiscal 2013. Excluding the non-recurring benefit of the environmental reserve reduction, Adjusted EBITDA would have been $1.4 million.

•	Bookings: $16.0 million, versus $14.8 million in the fiscal 2013 first quarter. The book-to-bill ratio for the fiscal 2014 first quarter was 0.8 and was 1.0 in the fiscal 2013 first quarter.

•	Debt: Continues to be zero.

35 Melanie Lane — Whippany — New Jersey 07981

Tel: (973) 602-1001 — Fax: (973) 739-9333 — www.breeze-eastern.com

Breeze-Eastern Corporation – July 31, 2013 Fiscal 2014 First Quarter Earnings Release	Page 2 of 5

Brad Pedersen, Chief Executive Officer and President, said, “Our sales were a record-high for the fiscal first quarter due to customer demand and our commitment to meeting customer needs. Over the past year, we invested in inventory and made process improvements to increase our operations capability to provide products and services in shorter lead times. The higher fiscal first quarter sales volume was positively impacted by shipments planned for subsequent quarters, and this volume partly offset lower gross profit margins due to customer mix. Also, our fiscal first quarter last year had historically low volume. As we mentioned in our last press release, we face uncertain U.S. Government spending levels due to sequestration, and cannot predict this impact on fiscal 2014 sales and profitability.”

Mr. Pedersen continued, “In the fiscal first quarter, we continued progress toward completing our major new product development projects. As a result, our engineering costs were $1.7 million below last year’s fiscal first quarter. We believe our engineering investment in new product development will continue to be below last year, because over the next several months we expect to be engaged in qualification activities in the A400M and CH-53K cargo winch development programs.”

Mark Mishler, Chief Financial Officer, said, “Our cash balance of $6.8 million is slightly above last fiscal year end, and $3 million ahead of a year ago. We also continue to have zero debt. During the fiscal first quarter, we received a “No Further Remediation” letter from the Illinois EPA which ends our responsibilities at the Wyoming, Illinois site. Over the past several years, management’s strategy has been prioritizing environmental remediation utilizing our existing environmental reserve. The success at the Illinois site is a positive reflection of this strategy.”

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The Company will conduct a conference call at 10:00 AM EDT on Wednesday, July 31, 2013 with the following numbers: (800) 688-0836 or (617) 614-4072 and passcode 33764272.

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We are pleased to introduce a mobile phone and tablet friendly Investor Relations site. Visit http://phx.corporate-ir.net/Mobile.view?c=114678 from your mobile device or tablet for listen-only mode for the conference call.

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Breeze-Eastern Corporation (http://www.breeze-eastern.com) is a leading global designer and manufacturer of high performance lifting and pulling devices for military and civilian aircraft, including rescue hoists, winches and cargo hooks, and weapons-lifting systems. The Company employs approximately 190 people at its facilities in Whippany, New Jersey.

Breeze-Eastern Corporation – July 31, 2013 Fiscal 2014 First Quarter Earnings Release	Page 3 of 5

Non–GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with Generally Accepted Accounting Principles generally accepted in the United States of America (“GAAP”), the Company also discloses Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, other income/expense, loss on debt extinguishment, and relocation expense). The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance. Measures similar to Adjusted EBITDA are widely used by the Company and by others in the Company’s industry to evaluate performance and valuation. The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company’s cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company’s debt, and (iii) it does not reflect changes in, or cash requirements for, the Company’s working capital. Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above. Accordingly, the Company focuses primarily on its GAAP results and uses Adjusted EBITDA only supplementally. A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, for the three months ended June 30, 2013 is shown in the tables below.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: changes in business conditions, changes in applicable laws, rules and regulations affecting us in locations in which we conduct business, interest rate trends, a decline or redirection of the United States defense budget, the failure of Congress to approve a budget or continuing resolution, the termination of any contracts with the United States Government, changes in our sales strategy and product development plans, changes in the marketplace, developments in environmental proceedings that we are involved in, continued services of our executive management team, competitive pricing pressures, security breaches, market acceptance of our products under development, delays in the development of products, changes in spending allocation or the termination, postponement, or failure to fund one or more significant contracts by the United States Government or other customers, determination by us to dispose of or acquire additional assets, events impacting the United States and world financial markets and economies; and such other factors that may be identified from time to time in our Securities and Exchange Commission (“SEC”) filings and other public announcements including those specific risks disclosed under the caption “Risk Factors” in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2013, as filed with the SEC on June 6, 2013. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Readers are cautioned not to place undue reliance on our forward-looking statements, as they speak only as of the date made. Except as required by law, we assume no duty to update or revise our forward-looking statements.

Breeze-Eastern Corporation – July 31, 2013 Fiscal 2014 First Quarter Earnings Release	Page 4 of 5

BREEZE-EASTERN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands of Dollars Except Share Data)

	Three Months Ended
	6/30/13	6/30/12

Net sales	$19,568	$14,413
Cost of sales	12,763	8,902

Gross profit	6,805	5,511

Selling, general, and administrative expenses	2,733	3,272
Engineering expense	1,819	3,469

Operating income (loss)	2,253	(1,230)

Interest expense	18	173
Other expense-net	21	25

Income (loss) before income taxes	2,214	(1,428)

Provision (benefit) for income taxes	841	(600)

Net income (loss)	$1,373	$(828)

Basic earnings (loss) per share:	$0.14	$(0.09)
Diluted earnings (loss) per share:	$0.14	$(0.09)

Weighted average basic shares outstanding	9,568,000	9,493,000
Weighted average diluted shares outstanding	9,667,000	9,493,000

BALANCE SHEET INFORMATION

(In Thousands of Dollars)

	6/30/13	3/31/13

Cash	$6,756	$6,688
Other current assets	43,350	42,008

Total current assets	50,106	48,696
Fixed assets – net	6,637	6,686
Other assets	17,285	18,031

Total assets	$74,028	$73,413

Current portion of long-term debt and short term borrowings	$—	$—
Other current liabilities	14,753	14,662

Total current liabilities	14,753	14,662
Long-term debt	—	—
Other non-current liabilities	14,321	15,679
Stockholders’ equity	44,954	43,072

Total liabilities and stockholders’ equity	$74,028	$73,413

Breeze-Eastern Corporation – July 31, 2013 Fiscal 2014 First Quarter Earnings Release	Page 5 of 5

Reconciliation of Reported Income (Loss) to Adjusted EBITDA

(In Thousands of Dollars)

	Three Months Ended
	6/30/13	6/30/12

Net sales	$19,568	$14,413
Cost of sales	12,763	8,902

Gross Profit	6,805	5,511

Gross selling, general, and administrative expenses	3,940	3,272
Reduction of environmental reserve	(1,207)	—

Total selling, general and administrative expenses	2,733	3,272

Engineering expense	1,819	3,469

Operating income (loss)	2,253	(1,230)

Add back: Depreciation and amortization	389	364

Adjusted EBITDA	$2,642	$(866)

Net income (loss)	$1,373	$(828)
Provision (benefit) for income taxes	841	(600)
Depreciation and amortization	389	364
Interest expense	18	173
Other expense-net	21	25

Adjusted EBITDA	$2,642	$(866)

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